Perma-Fix Considers Possible Sale of Its Industrial Segment

      ATLANTA, May 18 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (BSE: PESI; Germany: PES.BE) today announced that its Board of Directors has authorized management to consider the possible sale of all or a part of its Industrial Segment. The Company has received certain offers to buy all, or a part of, its Industrial Segment and anticipates receiving additional offers in the near future.

      Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "While the Industrial Segment may hold untapped potential, we believe the Nuclear Segment represents the true long-term growth driver for our business. First, we see the Department of Energy increasing its allocation for the treatment of low-level mixed waste at nuclear weapons facilities across the country in the coming years. Second, with our recent definitive agreement to acquire the PEcoS nuclear waste facility, located adjacent to the Hanford weapons facility, we see enormous opportunities for the treatment of nuclear waste at the Hanford site, which by nearly all estimates, represents the largest environmental clean-up project in the history of the nation. Third, we recently completed construction on our M&EC south bay special waste processing area and have begun treatment of highly specialized wastes during the second quarter. The new south bay enables Perma-Fix to enter an untapped market treating higher level radioactive mixed waste and we believe we are the only company with the licenses and technology to treat these complex waste streams. Given these attractive growth opportunities and the heightened interest in our industrial assets, we made the decision to explore the possible sale of our Industrial Segment."

      The Industrial Segment's consolidated revenues for 2006 and first quarter 2007 were approximately 40.0% and 35.9% of the Company's consolidated revenues for 2006 and the first quarter 2007, respectively. For 2006 and the first quarter 2007, the Company's Industrial Segment, on a consolidated basis, had net losses of approximately $2.0 million and $1.7 million, respectively, as compared to the Company's consolidated net income of $4.7 million for 2006 and net loss of $1.1 million for the first quarter 2007. The Company's Industrial Segment manages hazardous and non-hazardous waste and has TSD facilities located in Dayton, Ohio; Orlando, Florida; Ft. Lauderdale, Florida; Tulsa, Oklahoma; Valdosta, Georgia; and Baltimore, Maryland.

      This press release contains certain "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, receipt of additional offers to purchase our Industrial Segment; the Nuclear segment represents the true long-term growth driver for our business; Department of Energy increasing its allocation for the treatment of mixed waste at nuclear weapons facilities; enormous opportunities for the treatment of nuclear waste at the Hanford facility; and treatment of higher level mixed waste in the newly constructed south bay at our M&EC facility. The forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to market our Industrial Segment to obtain the price we deem appropriate and negotiation of an agreement. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward- looking statements.

      Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO
Perma-Fix Environmental Services, Inc.
(770) 587-9898

David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1020 x101

Herbert Strauss-European Investor Relations herbert@eu-ir.com
+43 316 296 316